Exhibit 99.1

For additional information, contact: E.L. Spencer, Jr. President, CEO and Chairman of the Board (334) 821-9200

Press Release – April 23, 2012

Auburn National Bancorporation, Inc. Reports First Quarter Net Earnings

First Quarter 2012 Highlights:

•	$3.3 million (pre-tax) gain on sale of affordable housing investments

•	Repaid $38.0 million in FHLB advances; incurred prepayment penalties of $3.7 million (pre-tax)

•	Continued profitability with net earnings of $1.5 million or $0.40 per share

•	Net interest margin increased by 13 basis points in Q1 2012 compared to Q1 2011

•	Total operating revenue increased 7 percent in Q1 2012 compared to Q1 2011

•	Credit quality continued to compare favorably to industry peers; nonperforming assets to total assets of 2.31%

•	Maintained strong balance sheet with a tangible common equity to total assets ratio of 8.14%

AUBURN, Alabama – Auburn National Bancorporation (Nasdaq: AUBN) reported net earnings of approximately $1.5 million, or $0.40 per share, for the first quarter of 2012, compared to $1.5 million, or $0.43 per share, for the first quarter of 2011.

Excluding the effects of non-operating items such as securities gains (losses), gain on sale of affordable housing investments, net expenses related to other real estate owned, and prepayment penalties on long-term debt, first quarter 2012 operating net earnings were approximately $1.7 million, or $0.46 per share, compared to first quarter 2011 operating net earnings of $1.6 million, or $0.44 per share.

E.L. Spencer, Jr., President, CEO and Chairman of the Board, commented, “Despite elevated expenses associated with the repayment of $38.0 million of our higher cost FHLB advances, the Company’s first quarter results reflect strong revenue growth led by improvement in our net interest margin and an increase in mortgage lending income.”

Net interest income (tax-equivalent) was $5.4 million for the first quarter of 2012, an increase of 3% compared to the first quarter 2011. The increase primarily reflected improvement in the Company’s net interest margin as average total interest-earning assets decreased 2% in the first quarter of 2012 compared to the first quarter of 2011. Average loans were $377.2 million in the first quarter of 2012, an increase of $4.8 million, or 1%, from first quarter of 2011. Average deposits were $629.7 million in the first quarter of 2012, an increase of $6.9 million, or 1%, from the first quarter of 2011.

Mr. Spencer continued, “While the repayment of $38.0 million in FHLB advances was the primary driver of net interest income growth, we also experienced modest loan growth during the first quarter of 2012. Despite the uncertainty in the national economy, we are seeing an increase in economic activity and loan demand in our local markets. As a result, we are cautiously optimistic about the opportunity to grow our loan portfolio in 2012.”

Nonperforming assets decreased to 2.31% of total assets at March 31, 2012, compared to 2.35% at December 31, 2011. The Company’s annualized net-charge off ratio was 0.02% in the first quarter of 2012, compared to 0.45% in the first quarter of 2011. The provision for loan losses was $0.6 million for both the first quarter of 2012 and 2011.

Total noninterest income was approximately $4.9 million in the first quarter of 2012, compared to $1.1 million in the first quarter of 2011. The increase in total noninterest income was primarily due to a $3.3 million gain on sale of three affordable housing investments in January of 2012. Accordingly, the Company expects that income tax expense will increase in 2012 when compared to 2011 since the Company does not expect to receive any federal tax credits related to affordable housing partnership investments in 2012.

Reports First Quarter Net Earnings/page 2

Operating noninterest income, which excludes securities gains (losses) and gain on sale of affordable housing investments, was approximately $1.4 million in the first quarter of 2012, compared to $1.1 million in the first quarter of 2011. The increase in operating noninterest income was primarily due to an increase in mortgage lending income of $0.3 million. An increase in the level of refinance activity during the first quarter of 2012 compared to the first quarter of 2011 contributed to the increase in mortgage lending income. The Company’s income from mortgage lending typically fluctuates as mortgage interest rates change and is primarily attributable to the origination and sale of new mortgage loans.

Total noninterest expense was approximately $7.5 million in the first quarter of 2012 compared to $3.6 million in first quarter of 2011. On January 19, 2012, the Company restructured its balance sheet by paying off $38.0 million of Federal Home Loan Bank of Atlanta (“FHLB”) advances with a weighted average rate of 4.26% and a weighted average duration of 2.6 years. The increase in total noninterest expense was primarily due to prepayment penalties of $3.7 million incurred during the first quarter of 2012 on the repayment of the FHLB advances, compared to none in the first quarter of 2011.

Operating noninterest expense, which excludes net expenses related to other real estate owned and prepayment penalties on long-term debt as non-operating items, was approximately $3.8 million in the first quarter of 2012, compared to $3.6 million in the first quarter of 2011. The increase in operating noninterest expense was primarily due to an increase in salaries and benefits expense of $0.2 million. The increase in salaries and benefits expense reflected normal increases in salaries and benefits expense and an increase in the number of full-time equivalent employees due to the opening of a new branch during December of 2011 in Valley, Alabama.

The Company paid cash dividends of $0.205 per share in the first quarter of 2012. At March 31, 2012, the Bank’s regulatory capital was well above the minimum amounts required to be “well capitalized” under current regulatory standards.

About Auburn National Bancorporation

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $761 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System and has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates full-service branches in Auburn, Opelika, Valley, Hurtsboro and Notasulga, Alabama. In-store branches are located in the Auburn and Opelika Kroger stores, as well as in the Wal-Mart SuperCenter stores in Auburn, Opelika, and Phenix City, Alabama. The Bank also operates commercial loan production offices in Montgomery and Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, economic conditions in our markets, loan demand, mortgage lending activity, net interest margin, yields on earning assets, securities valuations and performance, loan performance, nonperforming assets, other real estate owned, loan losses, charge-offs, other-than-temporary impairments, collateral values, and credit quality, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of the Company or the Bank to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2011, and otherwise in our SEC reports and filings.

Reports First Quarter Net Earnings/page 3

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. Generally Accepted Accounting Principles (“GAAP”). The attached financial highlights provide reconciliations between GAAP net earnings and operating net earnings, which exclude gains or losses on items deemed not to reflect core operations, as well as tax-equivalent net interest income and net interest margin, including the presentation of total revenue and the calculation of the efficiency ratio. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes presentations of “operating” and tax-equivalent financial measures provide useful supplemental information regarding the Company’s performance, and that operating net earnings better reflect the Company’s core operating activities. Management utilizes non-GAAP measures in the calculation of certain of the Company’s ratios, in particular, to analyze on a consistent basis over time the performance of what it considers to be its core operations. The Company believes the non-GAAP measures enhance investors’ understanding of the Company’s business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. The Company provides reconciliations between GAAP and these non-GAAP measures. These disclosures should not be considered an alternative to GAAP.

Reports First Quarter Net Earnings/page 4

Financial Highlights (unaudited)

Quarter ended March 31,
(Dollars in thousands, except per share amounts)	2012	2011
Results of Operations
Net interest income (a)	$5,415	$5,249
Less: tax-equivalent adjustment	414	435

Net interest income (GAAP)	5,001	4,814
Noninterest income	4,864	1,089

Total revenue	9,865	5,903
Provision for loan losses	600	600
Noninterest expense	7,542	3,594
Income tax expense	258	160

Net earnings	$1,465	$1,549

Per share data:
Basic and diluted net earnings:
GAAP	$0.40	$0.43
Operating (b)	0.46	0.44
Cash dividends declared	$0.205	$0.20
Weighted average shares outstanding:
Basic and diluted	3,642,738	3,642,728
Shares outstanding, at period end	3,642,738	3,642,738
Book value	$18.11	$15.87
Common stock price:
High	$21.99	$20.37
Low	18.23	19.51
Period-end:	21.99	19.56
To earnings ratio	14.66	x	13.49	x
To book value	121%	123%
Performance ratios:
Return on average equity (annualized):
GAAP	8.86%	10.84%
Operating (b)	10.12%	10.96%
Return on average assets (annualized):
GAAP	0.77%	0.80%
Operating (b)	0.88%	0.81%
Dividend payout ratio	51.25%	46.51%
Other financial data:
Net interest margin (a)	3.11%	2.98%
Effective income tax rate	14.97%	9.36
Efficiency ratio (c)	55.11%	56.56%
Asset Quality:
Nonperforming assets:
Nonperforming (nonaccrual) loans	$10,230	$11,166
Other real estate owned	7,346	8,450

Total nonperforming assets	$17,576	$19,616

Net charge-offs	$23	$421
Allowance for loan losses as a % of:
Loans	1.97%	2.13%
Nonperforming loans	73%	70%
Nonperforming assets as a % of:
Loans and other real estate owned	4.53%	5.20%
Total assets	2.31%	2.51%
Nonperforming loans as a % of total loans	2.69%	3.03%
Net charge-offs (annualized) as a % of average loans	0.02%	0.45%
Selected average balances:
Securities	$296,838	$320,194
Loans, net of unearned income	377,164	372,319
Total assets	756,833	776,795
Total deposits	629,653	622,720
Long-term debt	54,826	91,728
Total stockholders’ equity	66,118	57,171
Selected period end balances:
Securities	$299,902	$321,098
Loans, net of unearned income	380,377	368,909
Allowance for loan losses	7,496	7,855
Total assets	760,522	781,557
Total deposits	641,195	631,394
Long-term debt	47,308	85,327
Total stockholders’ equity	65,972	57,801

(a)	Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”
(b)	Operating measures. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”
(c)	Efficiency ratio is the result of operating noninterest expense divided by the sum of operating noninterest income and tax-equivalent net interest income.

Reports First Quarter Earnings/page 5

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	Quarter ended March 31,
(Dollars in thousands, except per share amounts)	2012	2011
Net earnings, as reported (GAAP)	$1,465	$1,549
Non-operating items (net of 37% statutory tax rate):
Securities (gains) losses, net	(113)	29
Gain on sale of affordable housing investments	(2,059)	—
Other real estate owned expense, net	43	(11)
Prepayment penalty on long-term debt	2,336	—
Operating net earnings	$1,672	$1,567

Basic and diluted earnings per share, as reported (GAAP)	$0.40	$0.43
Non-operating items (net of 37% statutory tax rate):
Securities (gains) losses, net	(0.03)	0.01
Gain on sale of affordable housing investments	(0.57)	—
Other real estate owned expense, net	0.01	—
Prepayment penalty on long-term debt	0.65	—
Operating net earnings per share	$0.46	$0.44

Net interest income, as reported (GAAP)	$5,001	$4,814
Tax-equivalent adjustment	414	435
Net interest income (tax-equivalent)	$5,415	$5,249

Noninterest income, as reported (GAAP)	$4,864	$1,089
Non-operating items:
Securities (gains) losses, net	(179)	46
Gain on sale of affordable housing investments	(3,268)	—
Operating noninterest income	$1,417	$1,135

Total Revenue, as reported (GAAP)	$9,865	$5,903
Tax-equivalent adjustment	414	435
Non-operating items:
Securities (gains) losses, net	(179)	46
Gain on sale of affordable housing investments	(3,268)	—
Total Operating Revenue (tax-equivalent)	$6,832	$6,384

Noninterest expense, as reported (GAAP)	$7,542	$3,594
Non-operating items:
Other real estate owned expense, net	(69)	17
Prepayment penalty on long-term debt	(3,708)	—
Operating noninterest expense	$3,765	$3,611

Total stockholders’ equity (GAAP)	$65,972	$57,801
Unrealized (gains) losses on available for sale securities, net of tax	(4,059)	1,590
Tangible Common Equity	$61,913	$59,391